Exhibit 3.15

Second Amended and Restated Limited Liability Company Agreement of
TNHC SAN JUAN LLC
This Amended and Restated Limited Liability Company Agreement (“Agreement”) of TNHC SAN JUAN LLC, a Delaware limited liability company (the “Company”), effective as of April 7, 2016 (the “Effective Date”), is entered into by The New Home Company Southern California LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).
WHEREAS, the Company was formed as a limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) and upon the terms and conditions contained in that certain Limited Liability Company Agreement of the Company, dated May 10, 2013, by and between the Member and Ora Residential Investments I, L.P., a California limited partnership (the “Investor”), which was amended and restated on October 15, 2013 and further amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement of TNHC San Juan LLC (the “First Amendment”) dated as of December 22, 2014 (as so amended, the “Original Agreement”);
WHEREAS, pursuant to that certain Assignment and Assumption of Membership Interest in TNHC San Juan LLC, dated as of January 15, 2016 (the “Assignment”), the Member purchased all membership interests in the Company owned by the Investor and Investor withdrew from the Company and ceased to be a member as of the closing of the transactions contemplated by the Assignment; and
WHEREAS, the Member desires to amend and restate the Original Agreement and that the membership in and management of the Company to be governed by the terms set forth herein.
NOW, THEREFORE, the Member agrees as follows:
1.Survival. The Original Agreement is amended and restated in all respects, provided, however, that the (a) indemnification obligations of the Company, Member and/or their affiliates to Investor, (b) obligations of the Company, Member and/or their affiliates to maintain Member’s existing commercial general liability insurance policy in effect as of the date hereof in accordance with Sections 1(e) and 1(m) of the Insurance Addendum set forth in Exhibit F of the Original Agreement, (c) obligation of Member to deliver to Investor a Final Project Costs Letter with all information thereon accurately completed within three (3) Business Days after the closing of the sale of the last Unit and Investor’s review and audit rights under Section 6.8 of the Original Agreement and (d) rights of Investor to access and review (including making copies) of the books and records of the Company, in each case, in accordance with the Original Agreement, shall survive the closing of the Assignment for the benefit of Investor and shall not be amended or modified without Investor’s consent, except that Member’s obligations under subclauses (c) and (d) above shall terminate upon the later of (x) six (6) months following the expiration of the Contingent Payment Period, or (y) the closing of escrow for the sale of the last Unit in the Project. Investor shall have no obligation or liability of any kind or nature whatsoever under the Original Agreement or incurred on account of or arising from the activities or obligations of Member or the Company. Capitalized terms used in this Section 1 and not otherwise defined shall have the means ascribed to such terms in the Original Agreement.

2.Name. The name of the Company is TNHC SAN JUAN LLC.

3.Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

4.	Principal Office; Registered Agent.

(a)Principal Office. The location of the principal office of the Company shall be 85 Enterprise, Suite 450, Aliso Viejo, CA 92656, or such other location as the Member may from time to time designate.

(b)Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington DE. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

5.	Members.

(a)The Member owns 100% of the membership interests in the Company. The name and the business, residence or mailing address of the Member are as follows:

Name	Address
The New Home Company Southern	85 Enterprise, Suite 450, Aliso Viejo, CA
California LLC, a Delaware limited	92656
liability company

(b)Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

6.	Management.

(a)Authority; Powers and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

7.	Liability of Member; Indemnification.

(a)Liability of Member. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or participating in the management of the Company.

(b)Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

8.Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 12.

9.Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

10.Tax Status; Income and Deductions.

(a)Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

11.Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

12.Dissolution; Liquidation.

(a)The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d)Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

13.	Miscellaneous.

(a)Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)Governing Law. This Agreement shall be governed by the laws of the State of Delaware

(c)Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.
MEMBER
The New Home Company Southern California LLC, a Delaware limited liability company
By: /s/ Mike Cunningham
Name:     Mike Cunningham
Title: Vice President
By: /s/ Mark Kawanami
Name:     Mark Kawanami
Title: Senior Vice President